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                                                                   EXHIBIT 23.6







                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Harbinger Corporation:


We consent to the use of our report dated June 5, 1996 relating to the consolidated balance sheets of Harbinger N.V. and subsidiaries as of December 31, 1995, 1994 and 1993 and the related consolidated statements of operations, shareholders' equity, and cash flows for the two years ended December 31, 1995 and 1994 and the one month ended December 31, 1993 included in Harbinger Corporation's Current Report on Form 8-K/A Amendment No. 1 filed on July 2, 1996 and incorporated by reference in Amendment No. 1 to the Form S-3 registration statement of Harbinger Corporation and to the reference to our firm under the heading "Experts" in the Prospectus.



                                                KPMG Accountants N.V.






The Hague
July 16, 1997